Exhibit 10.18

CYMER, INC.

AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

This AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (the “Amendment”) is effective as of December     , 2012, by and between CYMER, INC., a Nevada corporation (the “Company”), and                     (“Optionee”).

RECITALS

A. The Optionee holds a Stock Option (Cymer Grant Number     dated                 , 2003) that will expire pursuant to its terms prior to June 30, 2013 (the “Option”), granted pursuant to a Stock Option Agreement (the “Option Agreement”) under the Company’s 1996 Stock Option Plan (the “Plan”), to purchase a number of shares of the Company’s Common Stock upon exercise thereof. Capitalized terms not otherwise defined herein shall have the meanings given in the Option Agreement and the Plan.

B. The Company and Optionee acknowledge that (i) the Option may be amended by the Board pursuant to Section 4(b) of the Plan; (ii) the exercise of Optionee’s Option creates tax obligations to Optionee, (iii) the Optionee may be unable to sell shares of the Common Stock underlying the Option on the public market, and (iv) the Company has no authority to withhold otherwise deliverable shares from, or to make tax payments on behalf of, members of the Company’s Board of Directors who are not employees of the Company.

C. The Company and Optionee wish to amend certain terms set forth in the Option Agreement.

AGREEMENT

The parties agree as follows:

1. Section 3 of the Option Agreement shall be amended to add the following provision to the end thereof:

“Notwithstanding the forgoing, Optionee may elect, upon exercise of this Option on or before December 13, 2012, to (i) exercise this Option through a “net exercise” arrangement (pursuant to which the Company will reduce the number of shares of Common Stock issuable upon such exercise by the smallest whole number of shares with a Fair Market Value that equals or exceeds the aggregate Exercise Price, with any excess of the value of the shares of Common Stock so reduced, over the aggregate Exercise Price, paid to Optionee in cash) (such election, the “Net Exercise Election”), and/or (ii) sell to the Company, on such exercise date, a whole number of shares of Common Stock underlying the Option equal as nearly as possible to 40% of the excess of the aggregate Fair Market Value of the shares of Common Stock underlying the Option over the aggregate Exercise Price of the Option, at a price per share equal to the Fair

Market Value of one (1) share of the Common Stock on such date (such election, the “Sale-for-tax Election”). Optionee may make the Net Exercise Election and the Sale-for-tax Election by notifying the Company in writing (including email) of such election. Upon the Optionee’s exercise of the Net Exercise Election and/or the Sale-for-tax Election, the Company will remit promptly to Optionee the aggregate purchase price for the shares of Common Stock purchased (plus any excess of the value of the shares of Common Stock reduced under (i) above over the exercise price), as applicable, at the address on file with the Company and will distribute to Optionee the balance of the shares underlying the Option.”

2. Except as expressly set forth herein, the Option Agreement and all other documents referred to therein shall remain in full force and effect and shall not be modified or altered in any other way.

3. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

4. This Amendment may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOW]

The parties hereto have executed this AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT as of the date first written above.

COMPANY:

CYMER, INC.

By:

OPTIONEE:

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